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Exhibit 99.1

        News Release

[McData Letterhead]

FOR IMMEDIATE RELEASE:	February 7, 2003
Investors: Linda Dellett/Kevin Mammel (720) 558-4474 investor_relations@mcdata.com		Media: Kathleen Sullivan (720) 558-4435 kathleen.sullivan@mcdata.com

McDATA Completes Convertible Subordinated Notes Offering
Secures Favorable Pricing Terms

        BROOMFIELD, Colo.—Feb. 7, 2003—McDATA® Corporation (Nasdaq: MCDTA/MCDT) today announced that it has completed its offering of $172.5 million of Convertible Subordinated Notes due in 2010 to qualified institutional buyers pursuant to Rule 144A. The aggregate $172.5 million of Notes includes the original offer of $150 million plus an exercise by the initial purchasers of their option to purchase an additional $22.5 million of Notes. The Notes will bear interest at a rate of 2.25 percent per year, and will be convertible into the company's Class A common stock at a conversion price of approximately $10.71 per share. The sale of the Notes closed today, February 7, 2003.

        At the initial conversion price, each $1,000 principal amount of Notes will be convertible into approximately 93 shares of the company's Class A common stock. The initial conversion price represents a 42 percent premium over the last reported sale price of the company's Class A common stock on February 3, 2003, which was $7.54 per share.

        McDATA intends to use the net proceeds from the sale of the Notes for general corporate purposes, including working capital, capital expenditures and potential acquisitions or investments in complementary businesses or technologies, although McDATA is not currently in discussions with any third parties regarding potential acquisitions. McDATA also will use approximately $20 million of the proceeds to enter into share option transactions on its Class A common stock to mitigate against potential dilution from conversion of the Notes.

        In connection with the share option transactions, certain of the initial purchasers and/or their affiliates have taken, and from time to time are expected to modify, positions in McDATA's Class A and/or Class B common stock in secondary market transactions and/or enter into various derivative transactions.

        The securities offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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Forward-Looking Statements

        McDATA's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include McDATA's intended use of proceeds, and the entry into share option transactions. The share option transactions may increase or decrease the price of our Class A common stock. Factors that could cause actual results to differ and vary materially from expectations, including the intended use of proceeds, include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to complete the successful implementation of an "outsourcing-focused" manufacturing model, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99.1